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                                                                  EXHIBIT 10.23

[CALIFORNIA MICROWAVE LOGO]


March 18, 1997

Gilbert F. Johnson
President
California Microwave, Inc.
555 Twin Dolphin Drive
Redwood City, CA 94065

Dear Mr. Johnson:

The purpose of this letter is to memorialize the terms of the agreement relating to your employment by California Microwave, Inc. (the "Company") that became effective as of October 1, 1996 (the "Agreement"), as follows:

        1. The term of your employment under the Agreement commenced as of October 1, 1996 and will end on September 30, 1999.

        2. For the period from October 1, 1996 to October 1, 1997, you agree to devote your full business time and attention to performing competently and diligently such duties as may be reasonably required from time to time by the Board of Directors or Chief Executive Officer of the Company and which are commensurate with your position as President of the Company. During such period, you shall be entitled to receive (a) salary at the annual rate of $300,000, payable on the Company's regular paydays, (b) a minimum discretionary bonus for fiscal year 1997 in the amount of $125,000, subject only to your employment not being terminated for any of the reasons specified in paragraph 5 below, and to your not voluntarily terminating your employment with the Company prior to July 1, 1997, and (c) the other benefits to which officers of the Company are entitled, including a "Perk Pot" payment at the rate of 8.5% based upon the aggregate of $300,000 of annual compensation and the $125,000 minimum bonus.
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        3.      In consideration for your agreeing to the terms hereof, you received on October 24, 1996 an option under the 1992 Incentive Stock Plan of the Company covering 5,000 shares of common stock and exercisable at a price of $14.25 per share.

        4. On October 1, 1997 you will resign as an officer of the Company, but shall remain employed by the Company under the Agreement through September 30, 1999. During the period October 1, 1997 through September 30, 1999, you shall perform such services as are reasonably requested from time to time by the Chief Executive Officer or President of the Company upon the receipt of reasonable notice relating to the time of performance and nature of such services; provided, however, that you shall not during such period be required to devote more than 12 hours per month to the performance of such services. During the period October 1, 1997 through September 30, 1999, you shall be entitled (a) to receive a salary at the annual rate of $50,000 per year, payable on the Company's regular paydays and (b) to participate in all employee benefit plans that are in effect for the Company's non-officer employees.

        5. Your employment hereunder shall terminate upon your death, permanent disability or termination for cause by the Company. "Disability" as used herein means that you have met the qualifications for the Company's long-term disability benefit and "termination for cause" shall mean termination of your employment as a result of (a) your willful misconduct or dishonesty towards, fraud upon, crime against or deliberate or attempted injury or bad faith action with respect to the Company or (b) your conviction for a felony (whether in connection with the Company's affairs or otherwise). Upon termination for any of the reasons specified in this paragraph, you shall be entitled to only your salary and other accrued benefits through the date of termination and to reimbursement for such expenses as you may have accrued on behalf of the Company prior to the date of termination.

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        6.      Subject to receipt of appropriate documentation with respect thereto, the Company shall reimburse you for any and all travel and other out-of-pocket expenses reasonably incurred by you in the performance of your services hereunder.

        7. Compensation and benefits to you under this Agreement shall be reduced by all federal, state, local and other withholdings or similar taxes as required by applicable law.

        8. All controversies, claims and matters of difference in any way related to the Agreement, its performance or breach, shall be submitted to arbitration in San Francisco, California, according to the rules and practices of the American Arbitration Association from time to time in effect. Any awards in such arbitration shall be final and binding on all parties. The arbitrators shall allocate the costs of the arbitration in such manner as they deem equitable. The arbitrators may require the reimbursement of all or any portion of the reasonable legal fees incurred by the prevailing party in the arbitration proceeding and any legal proceedings which are taken to enforce the arbitral award.

        9. This Agreement is the entire agreement between us with respect to the matters covered hereby, and may be amended, modified, superseded or canceled, or its terms waived, only by a written instrument executed by both of us or, in the case of a waiver, by the party waiving compliance.

       10. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and you.

       11. You agree not to disclose, either while in the Company's employ or at any time thereafter, to any person not employed by the Company any confidential information obtained while in the employ of the Company (including, without limitation, any of the Company's inventions, processes, methods of distribution, customers or trade secrets). This shall not preclude you from the

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        use or disclosure of information known generally to the public or from making disclosures required by law or court order.

12. This Agreement will be construed under and governed by the laws of the State of California, without regard or reference to the rules of conflicts of law that would require the application of the law of any other jurisdiction.

If the foregoing is in accordance with your understanding as to our agreement, please so indicate by signing and returning to the undersigned the attached copy of this letter.


Sincerely yours,

/s/  GEN. ALFRED M. GRAY
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Gen. Alfred M. Gray, USMC (Retired)
Chairman, Compensation Committee


AGREED;

/s/ GILBERT F. JOHNSON
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Gilbert F. Johnson




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